EXHIBIT 99.1

ePlus Reports First Quarter Financial Results
Quarterly Highlights:
•	Net sales increased 10.6% to $298.5 million; technology segment net sales increased 11.5% to $291.5 million.
•	Adjusted gross billings of product and services increased 19.6% to $397.5 million.
•	Gross margin on sales of product and services expanded 80 basis points to 20.8%; consolidated gross margin increased 80 basis points to 22.7%.
•	Net earnings increased 21.1% to $10.7 million.
•	Adjusted EBITDA increased 18.4% to $19.3 million.
•	Diluted earnings per share increased 24.0% to $1.50. Non-GAAP diluted earnings per share increased 23.2% to $1.54.
HERNDON, VA – August 2, 2016 – ePlus inc. (NASDAQ:PLUS - news), a leading provider of technology solutions, today announced financial results for the first quarter ended June 30, 2016.
Management Comment
"We reported strong financial results for our first quarter of fiscal 2017, as we continued to execute on our long term strategy of expanding solutions, focusing on security, and driving business outcomes for our customers," said Mark. P. Marron, Chief Executive Officer and President of ePlus inc.  "Our transformative solutions coupled with security continue to resonate with the market, providing value to our customers and driving above-market revenue growth.  In addition, our results this quarter benefitted from increased IT spending by our enterprise customers, and certain seasonal factors, particularly in the state, local government, education, and healthcare sectors.  We also delivered another quarter of solid margin expansion, with first quarter gross profit, net earnings and adjusted EBITDA all growing faster than revenue.  At the same time, we continued to invest in the business during the quarter, deepening our expertise in key areas including services, security, and other complex solutions."
Mark P. Marron Promoted to Chief Executive Officer
On July 25, 2016, ePlus announced that Mark P. Marron has been promoted to Chief Executive Officer and President effective August 1, 2016.  Mr. Marron joined the company in 2005 as Senior Vice President of Sales, and became Chief Operating Officer in 2010.  Phillip G. Norton, after serving 23 years as the company's CEO, has been named Executive Chairman, and will continue to focus on important strategic corporate initiatives and effectuate a smooth transition.
"I am pleased and honored to be appointed CEO of ePlus," stated Mr. Marron.  "Having worked side-by-side with Phil for the past 11 years, I look forward to continuing his tradition of excellence and driving growth while serving all of our stakeholders.  I am more excited than ever about the opportunities that lie ahead, and look forward to working closely with Phil on important strategic initiatives.  On behalf of all of our investors, customers, vendors and employees, I would like to congratulate him on his fantastic record of success building ePlus as our Chairman and CEO for over two decades."
First Quarter Fiscal 2017 Results
For the first quarter ended June 30, 2016 as compared to the first quarter of the prior fiscal year ended June 30, 2015:
Consolidated net sales rose 10.6% to $298.5 million, from $269.9 million.
Technology segment net sales rose 11.5% to $291.5 million, from $261.5 million.
Adjusted gross billings of product and services increased 19.6% to $397.5 million. Adjusted gross billings are sales of product and services adjusted to exclude the costs incurred of applicable third-party software assurance, maintenance, and services.
Financing segment net sales decreased 15.7% to $7.0 million, from $8.4 million due to lower portfolio earnings.
Consolidated gross profit rose 14.4% to $67.7 million, from $59.1 million.
Consolidated operating income rose 16.1% to $17.5 million, from $15.1 million.
Net earnings rose 21.1% to $10.7 million, from $8.8 million.  Our effective tax rate for the three months ended June 30, 2016 was 39.0%, which includes a tax benefit of $0.4 million, or $0.06 per diluted share, related to the adoption of the new share-based compensation accounting standard.
Adjusted EBITDA rose 18.4% to $19.3 million, from $16.3 million.
Diluted earnings per share was $1.50, compared with $1.21 in the first quarter of fiscal 2016. Non-GAAP diluted earnings per share was $1.54, compared with $1.25 last year. Non-GAAP diluted earnings per share is based on net earnings calculated in accordance with GAAP, adjusted to exclude other income and acquisition related amortization expense, net of taxes and the tax benefit of $0.4 million recognized in the current quarter.
Balance Sheet Highlights
As of June 30, 2016, ePlus had cash and cash equivalents of $78.8 million, compared with $94.8 million as of March 31, 2016.  The decrease is primarily the result of 226,792 shares bought under our share repurchase plan. Total stockholders' equity was $309.8 million and total shares outstanding were 7.2 million, compared with $318.9 million and shares outstanding of 7.4 million on March 31, 2016.

Summary and Outlook
"We remain committed to our long term strategy of geographic expansion both organically and through acquisition; expanding our services and solution offerings; and making sure we invest in current and emerging technologies to capture future customer IT spend.  Our investments in client-facing personnel over the last several years have provided ePlus with a much broader and deeper customer service capability.  This gives us the operational capacity and solution sets not only to grow our market share, but also increase revenue contribution from larger and more sophisticated customers where technology budgets tend to be larger and more stable. While overall IT industry growth remains modest, we believe we are well positioned to grow ahead of the overall market in fiscal 2017.  Our financial position, operational expertise and nationwide client base give us confidence that we can leverage this growth to create further value in the quarters ahead," Mr. Marron continued.
Results of Operations – Three Months Ended June 30, 2016
The Company's operations are conducted through two business segments. The technology segment includes sales of information technology products, third-party software, third-party maintenance contracts, advanced professional services and managed services, and the Company's proprietary software to commercial entities and state and local governments. The financing segment consists of the financing of equipment, software, and related services to commercial entities, state and local governments, and government contractors.
Technology Segment
The results of operations for the technology segment for the three months ended June 30, 2016 and 2015 were as follows (dollars in thousands):
	Three Months Ended June 30,
	2016	2015	Change
Sales of product and services	$290,181	$259,696	$30,485	11.7%
Fee and other income	1,276	1,811	(535)	(29.5%)
Net sales	291,457	261,507	29,950	11.5%

Cost of sales, product and services	229,847	207,718	22,129	10.7%

Gross profit	61,610	53,789	7,821	14.5%

Professional and other fees	1,497	1,262	235	18.6%
Salaries and benefits	37,485	32,952	4,533	13.8%
General and administrative	6,231	5,325	906	17.0%
Depreciation and amortization	1,771	1,204	567	47.1%
Interest and financing costs	-	19	(19)	(100.0%)
Operating expenses	46,984	40,762	6,222	15.3%

Segment earnings	$14,626	$13,027	$1,599	12.3%

Adjusted EBITDA	$16,397	$14,231	$2,166	15.2%

Net sales rose 11.5% to $291.5 million, from $261.5 million in the first quarter of fiscal 2016.
Adjusted gross billings grew 19.6% to $397.5 million, from $332.3 million in the first quarter of fiscal 2016.
Gross margin on sales of product and services was 20.8%, up from 20.0% in the first quarter of fiscal 2016.
Operating expenses rose 15.3% to $47.0 million, from $40.8 million in the first quarter of fiscal 2016, reflecting increased salaries and benefits due to a 10.8% increase in personnel to 1,048 from 946, of which 48 were from the IGX acquisition, as well as increased variable compensation, and amortization expenses associated with the acquisition of IGX in December 2015.
Segment earnings were $14.6 million, up 12.3% from $13.0 million in the first quarter of fiscal 2016.  Adjusted EBITDA increased 15.2% to $16.4 million for the quarter, from $14.2 million in the first quarter of fiscal 2016.
The Company maintained its balanced portfolio of customer-end markets. The breakdown of net sales by customer end market for the twelve months ended June 30, 2016 and 2015 were as follows:
Twelve Months Ended June 30,
	2016	2015	Change
Technology	22%	20%	2%
State & Local Government & Educational Institutions	22%	23%	(1%)
Telecom, Media, and Entertainment	14%	18%	(4%)
Financial Services	12%	10%	2%
Healthcare	11%	10%	1%
Other	19%	19%	-
Total	100%	100%

Financing Segment
The results of operations for the financing segment for the three months ended June 30, 2016 and 2015 were as follows (dollars in thousands):
	Three Months Ended June 30,
	2016	2015	Change
Financing revenue	$6,987	$8,346	$ (1,359)	(16.3%)
Fee and other income	59	13	46	353.8%
Net sales	7,046	8,359	(1,313)	(15.7%)

Direct lease costs	992	3,018	(2,026)	(67.1%)

Gross profit	6,054	5,341	713	13.3%

Professional and other fees	289	256	33	12.9%
Salaries and benefits	2,313	2,262	51	2.3%
General and administrative	239	246	(7)	(2.8%)
Depreciation and amortization	4	4	-	0.0%
Interest and financing costs	349	534	(185)	(34.6%)
Operating expenses	3,194	3,302	(108)	(3.3%)

Segment earnings	$2,860	$2,039	$821	40.3%

Adjusted EBITDA	$2,864	$2,043	$821	40.2%

Net sales were $7.0 million, compared with $8.4 million in the first quarter of fiscal 2016, as a result of lower portfolio earnings, which was offset by higher post-contract earnings. Direct lease costs decreased $2.0 million or 67.1% due to a lower depreciation expense from operating leases.
Operating expenses were down 3.3% over the previous year, mainly due to lower interest expenses as a result of lower debt combined with lower interest rates. Segment earnings and adjusted EBITDA both increased to $2.9 million from $2.0 million in the first quarter of fiscal 2016.
Recent Corporate Developments & Recognitions
•
On July 21, 2016, the ePlus Board of Directors promoted Mark P. Marron to Chief Executive Officer and President, effective August 1, 2016. Mr. Marron succeeded Phillip G. Norton, who assumed the new position of Executive Chairman. Mr. Marron was previously Chief Operating Officer of ePlus inc. and President of ePlus Technology, inc. Mr. Marron joined ePlus as senior vice president of sales in 2005 and was promoted to COO in 2010.

•
On July 14, 2016, ePlus inc. announced that its subsidiary, ePlus Technology, inc., has been named Emerson Network Power North American 2015 Solution Provider of the Year. Emerson Network Power, the world's leading provider of critical infrastructure for information and communication technology systems, presented the award at its annual Partner Summit in Columbus, Ohio, in June 2016.

•
On June 8, 2016, ePlus inc. announced that its subsidiary, ePlus Technology, inc., has been named to The Channel Company's 2016 CRN Solution Provider 500. The SP500 list is CRN's annual ranking of the largest technology integrators, solution providers, IT consultants in North America by revenue. ePlus placed #34 in the annual ranking.

Conference Call Information
ePlus will hold a conference call and webcast at 4:30 p.m. ET on August 2, 2016:
Date: Time: Live Call: Replay: Passcode: Webcast:
Tuesday, August 2, 2016
4:30 p.m. ET
(877) 870-9226, domestic, (973) 890-8320, international
(855) 859-2056, domestic, (404) 537-3406, international
46135651 (live and replay)
http://www.eplus.com/investors (live and replay)

The replay of this webcast will be available approximately two hours after the call and be available through August 10, 2016.

About ePlus inc.
ePlus is a leading integrator of technology solutions. ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering complex information technology solutions, which may include managed and professional services and products from top manufacturers, flexible financing, and proprietary software. Founded in 1990, ePlus has more than 1,000 associates serving commercial, state, municipal, and education customers nationally and in the UK. The Company is headquartered in Herndon, VA. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com. Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlus.
ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries. The names of other companies and products mentioned herein may be the trademarks of their respective owners.
Forward-looking statements
Statements in this press release that are not historical facts may be deemed to be "forward-looking statements." Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from financial market disruption and fluctuations in foreign currency rates, and general slowdown of the U.S. economy such as our current and potential customers' delaying or reducing technology purchases or put downward pressure on prices, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, the possibility of additional goodwill impairment charges, and restrictions on our access to capital necessary to fund our operations; significant adverse changes in, reductions in, or losses of relationships with major customers or vendors; our ability to implement comprehensive plans to achieve customer account coverage, cost containment, asset rationalization, systems integration and other key strategies; our ability to secure our electronic and other confidential information or that of our customers or partners; changes to our senior management team and/or failure to implement succession plans; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to adapt to changes in the IT industry and/or rapid change in product standards; our ability to hire and retain sufficient personnel; our ability to realize our investment in leased equipment; our ability to consummate and integrate acquisitions; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to reserve adequately for credit losses; the impact of competition in our markets; the possibility of defects in our products or catalog content data; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission. All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(except per share data)
	As of	As of
	June 30, 2016	March 31, 2016
ASSETS	(amounts in thousands)

Current assets:
Cash and cash equivalents	$78,807	$94,766
Accounts receivable—trade, net	258,829	234,628
Accounts receivable—other, net	37,909	41,771
Inventories—net	46,376	33,343
Financing receivables—net, current	72,826	56,448
Deferred costs	4,267	6,371
Other current assets	7,605	10,649
Total current assets	506,619	477,976

Financing receivables and operating leases—net	70,285	75,906
Property, equipment and other assets	9,526	8,644
Goodwill and other intangible assets—net	52,669	54,154
TOTAL ASSETS	$639,099	$616,680

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$74,608	$76,780
Accounts payable—floor plan	144,509	121,893
Salaries and commissions payable	14,102	14,981
Deferred revenue	17,511	18,344
Recourse notes payable—current	2,299	2,288
Non-recourse notes payable—current	39,151	26,042
Other current liabilities	15,491	13,118
Total current liabilities	307,671	273,446

Recourse notes payable—long term	898	1,054
Non-recourse notes payable—long term	14,581	18,038
Deferred tax liability—net	2,993	3,001
Other liabilities	3,202	2,263
TOTAL LIABILITIES	329,345	297,802

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 per share par value; 2,000 shares authorized; none issued or outstanding	-	-
Common stock, $.01 per share par value; 25,000 shares authorized; 13,296 issued and 7,167 outstanding at June 30 2016 and 13,237 issued and 7,365 outstanding at March 31, 2016	133	132
Additional paid-in capital	118,969	117,511
Treasury stock, at cost, 6,129 and 5,872 shares, at June 30, 2016 and March 31, 2016, respectively	(150,555)	(129,518)
Retained earnings	341,895	331,224
Accumulated other comprehensive income—foreign currency translation adjustment	(688)	(471)
Total Stockholders' Equity	309,754	318,878
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$639,099	$616,680

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,
	2016	2015
	(amounts in thousands, except per share data)

Net sales	$298,503	$269,866
Cost of sales	230,839	210,736
Gross profit	67,664	59,130

Professional and other fees	1,786	1,518
Salaries and benefits	39,798	35,214
General and administrative expenses	6,470	5,571
Depreciation and amortization	1,775	1,208
Interest and financing costs	349	553
Operating expenses	50,178	44,064

EARNINGS BEFORE PROVISION FOR INCOME TAXES	17,486	15,066

PROVISION FOR INCOME TAXES	6,815	6,252

NET EARNINGS	$10,671	$8,814

NET EARNINGS PER COMMON SHARE—BASIC	$1.52	$1.22
NET EARNINGS PER COMMON SHARE—DILUTED	$1.50	$1.21

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—BASIC	7,033	7,225
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—DILUTED	7,108	7,301

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP information: (i) Adjusted Gross Billings of Product and Services, (ii) Adjusted EBITDA, (iii) Adjusted EBITDA Margin and (iv) non-GAAP Net Earnings per Common Share - Diluted. We define adjusted gross billings of product and services as our sales of product and services calculated in accordance with GAAP, adjusted to exclude the costs incurred related to sales of third-party software assurance, maintenance and services.  We define Adjusted EBITDA as net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, provision for income taxes, and other income. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales.  Non-GAAP net earnings per common share are based on net earnings calculated in accordance with GAAP, adjusted to exclude other income and acquisition related amortization expense, and the related effects on income taxes.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate similar non-GAAP Adjusted Gross Billings, Adjusted EBITDA, and non-GAAP Net Earnings per Common Share - Diluted or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended June 30,
	2016	2015
	(amounts in thousands)

GAAP: Sales of product and services	$290,181	$259,696
Plus: Costs incurred related to sales of third party software assurance, maintenance and services	107,292	72,612
Non-GAAP Adjusted gross billings of product and services	$397,473	$332,308

	Three Months Ended June 30,
	2016	2015
	(amounts in thousands)

GAAP: Net earnings	$10,671	$8,814
Plus: Provision for income taxes	6,815	6,252
Plus: Depreciation and amortization [1]	1,775	1,208
Non-GAAP: Adjusted EBITDA	$19,261	$16,274

Non-GAAP: Adjusted EBITDA margin	6.5%	6.0%

	Three Months Ended June 30,
	2016	2015
	(amounts in thousands)
Technology Segment
Earnings before tax	$14,626	$13,027
Depreciation and amortization [1]	1,771	1,204
Adjusted EBITDA	$16,397	$14,231

Financing Segment
Earnings before tax	$2,860	$2,039
Depreciation and amortization [1]	4	4
Adjusted EBITDA	$2,864	$2,043

	Three months ended June 30,
	2016	2015
	(amounts in thousands, except per share data)
GAAP: Earnings before provision for income taxes	$17,486	$15,066
Plus: Acquisition related amortization expense [2]	1,089	568
Non-GAAP: Earnings before provision for income taxes	18,575	15,634
Non-GAAP: Provision for income taxes [3]	7,616	6,488
Non-GAAP: Net earnings	$10,959	$9,146

GAAP net earnings per common share – diluted	$1.50	$1.21
Non-GAAP net earnings per common share – diluted	$1.54	$1.25

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Amount consists of amortization of intangible assets from acquired businesses.
[3] Non-GAAP provision for income taxes is calculated based on the effective tax rate for the non-GAAP adjustments. For comparative purposes, the non-GAAP provision for income taxes for the three months ended June 30, 2016 excludes the tax benefit of $0.4 million associated with adopting the stock-based compensation accounting standard.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150